As filed with the Securities Exchange Commission on May 9, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GUARANTY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	75-1656431
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

201 South Jefferson Avenue

Mount Pleasant, Texas 75455

(Address of principal executive officers and zip code)

GUARANTY BANCSHARES, INC. 2015 EQUITY INCENTIVE PLAN

DCB FINANCIAL CORP. STOCK OPTION PLAN

GUARANTY BANCSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN WITH 401(k) PROVISIONS

(Full title of the plan)

Tyson T. Abston

Chairman and Chief Executive Officer

Guaranty Bancshares, Inc.

201 South Jefferson Avenue

Mount Pleasant, Texas 75455

(903) 572-9881

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Chet A. Fenimore

Derek W. McGee

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

(512) 583-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non–accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b–2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non–accelerated filer	☒	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	1,200,000(1)	$27.00(2)	$32,400,000	$3,755.16
Common stock, par value $1.00 per share	7,367(1)	$11.94(3)	$87,962	$10.19
Interests in the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions	(4)	(4)	(4)	(4)

(1)	This Registration Statement covers the following shares of common stock of the Registrant: (i) 1,000,000 shares of common stock reserved for issuance pursuant to grants or options under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan; (ii) 200,000 shares of common stock that may be offered and sold pursuant to the terms of the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions; and (iii) 7,367 shares of common stock issuable upon the exercise of outstanding stock options granted prior to the date hereof under the DCB Financial Corp. Stock Option, which the Registrant assumed in connection with its acquisition of DCB Financial Corp. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of common stock that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based on the initial public offering price per share of the Registrant’s common stock as reported on the NASDAQ Global Select Market on May 9, 2017.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share of $11.94 represents the weighted average exercise price of the 7,367 shares of common stock issuable upon the exercise of outstanding options under the DCB Financial Corp. Stock Option Plan as of the date hereof.
(4)	In addition, pursuant to Rule 415(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests that may be offered or sold pursuant to the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

EXPLANATORY NOTE

Guaranty Bancshares, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,000,000 shares of common stock reserved for issuance pursuant to grants or options under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan (the “2015 Equity Plan”); (ii) 200,000 shares of common stock that may be offered and sold under the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “KSOP”); and (iii) 7,367 shares of common stock issuable upon the exercise of outstanding stock options granted prior to the date hereof under the DCB Financial Corp. Stock Option (the “DCB Stock Option Plan”), which the Registrant assumed in connection with its acquisition of DCB Financial Corp. In addition, pursuant to Rule 415(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests that may be offered or sold pursuant to the KSOP. The KSOP is intended to be a tax-qualified employee benefit plan with a cash or deferred arrangement under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, maintained for the benefit of the Registrant’s employees. The KSOP allows participants to voluntarily invest and re-invest deferrals in common stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the 2015 Equity Plan, the KSOP and the DCB Stock Option Plan, as required by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Guaranty Bancshares, Inc., Mount Pleasant, Texas 75455, Attention: Randall R. Kucera, telephone number (903) 572-9881.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement:

1. The Registrant’s prospectus filed with the Commission on May 9, 2017 pursuant to Rule 424(b)(4) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-217176) that was declared effective by the SEC on May 8, 2017; and

2. The description of the Registrant’s common stock contained in its registration statement on Form 8-A (File No. 001-38087) filed with the Commission pursuant to Section 12 of the 1934 Act, on May 5, 2017, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Texas Business Organizations Code, or TBOC, permits a Texas corporation to limit in its charter the liability of the corporation’s directors to the corporation or its shareholders for conduct in the performance of such director’s duties. However, Texas law does not permit any limitation of liability of a director who is found liable to the corporation or is found liable because the director improperly received a personal benefit for: (1) breaching a duty of loyalty owed to the corporation; (2) failing to act in good faith that constitutes a breach of a duty owed by the person to the corporation; or (3) engaging in willful or intentional misconduct in the performance of a director’s duty to the corporation. The Registrant’s amended and restated certificate of formation provides that a director of the Registrant will not be liable to the Registrant or its shareholders to the fullest extent permitted by Texas law.

Sections 8.101 and 8.103 of the TBOC provide that a Texas corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (1) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (2) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (3) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (1) or (2); (4) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or, (5) by unanimous vote of the shareholders. The power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Section 8.104 of the TBOC provides that a Texas corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (1) the corporation’s governing documents; (2) an action by the corporation’s governing authority; (3) resolution by the shareholders; (4) contract; or (5) common law. As consistent with Section 8.105 of the TBOC, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

The Registrant’s amended and restated certificate of formation provides that, to the fullest extent and under the circumstances permitted by Chapter 8 of the TBOC, (1) the Registrant must indemnify and advance expenses to directors and officers, and (2) the Registrant may purchase and maintain insurance on behalf of our directors and officers.

The Registrant also maintains directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mount Pleasant, Texas on the 9th day of May, 2017.

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Tyson T. Abston
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tyson T. Abston as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 9, 2017.

Signature		Title

By:	/s/ Tyson T. Abston	Chairman of the Board, Chief Executive Officer, and Director
	Tyson T. Abston	(Principal Executive Officer)

By:	/s/ Clifton A. Payne	Senior Executive Vice President, Chief Financial Officer and Director
	Clifton A. Payne	(Principal Financial and Accounting Officer)

By:	/s/ Richard W. Baker	Director
Richard W. Baker

By:	/s/ James S. Bunch	Director
James S. Bunch

By:	/s/ Johnny O. Conroy	Director
Johnny O. Conroy

Signature		Title

By:	/s/ Bradley K. Drake	Director
Bradley K. Drake

By:	/s/ Christopher B. Elliott	Director
Christopher B. Elliott

By:	/s/ Carl Johnson, Jr.	Director
Carl Johnson, Jr.

By	/s/ Kirk L. Lee	President and Director
Kirk L. Lee

By:	/s/ Weldon C. Miller	Director
Weldon C. Miller

By:	/s/ William D. Priefert	Director
William D. Priefert

By:	/s/ Arthur B. Scharlach, Jr.	Director
Arthur B. Scharlach, Jr.

EXHIBIT INDEX

NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Formation of Guaranty Bancshares, Inc., incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed May 1, 2017 (SEC File No. 333-217176)

4.2	Amended and Restated Bylaws of Guaranty Bancshares, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, filed April 6, 2017 (SEC File No. 333-217176)

4.3	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, filed April 6, 2017 (SEC File No. 333-217176)

4.4	Guaranty Bancshares, Inc. 2015 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1, filed April 6, 2017 (SEC File No. 333-217176)

4.5	Guaranty Bancshares, Inc. Employee Stock Ownership Plan With 401(k) Provisions, effective January 1, 2016, incorporated by reference to Exhibit 10.6 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, filed May 1, 2017 (SEC File No. 333-217176)

4.6	DCB Financial Corp. Stock Option Plan, incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1, filed April 6, 2017 (SEC File No. 333-217176)

5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP*

23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)*

23.2	Consent of Whitley Penn LLP*

24.1	Power of attorney (included on signature page)

*	Filed herewith.